Exhibit 10.30

ANGEL MEDICAL SYSTEMS, INC.

AMENDED AND RESTATED VOTING AGREEMENT

This AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 15th day of February, 2023, by and among ANGEL MEDICAL SYSTEMS, INC., a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) and each holder of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”, together with the Series A Preferred Stock, the “Preferred Stock”), listed on SCHEDULE A attached hereto (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Section 7.1(a) or 7.2 below, the “Investors”), and those certain holders of shares of the Company’s common stock (the “Common Stock”), listed on SCHEDULE B attached hereto (together with any subsequent stockholders, or transferees, who become parties hereto as “Key Holders” pursuant to Section 7.1(b) or 7.2 below, the “Key Holders”; and collectively with the Investors, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company and certain of the Investors are entering into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale and issuance of shares of the Series B Preferred Stock to certain Investors;

WHEREAS, certain of the Investors (the “Existing Investors”) and the Key Holders are parties to that certain Voting Agreement dated March 29, 2019, as amended on August 5, 2019 and July 20, 2020, by and among the Company and the parties thereto (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement to provide those Investors purchasing shares of Series B Preferred Stock with the right, among other rights, to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement; and

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. VOTING PROVISIONS REGARDING THE BOARD.

1.1 SIZE OF THE BOARD. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Company’s Board of Directors (the “Board”) shall be set initially, following the Initial Closing, at not less than five (5) directors and no more than seven (7) directors.

Subject to the terms and conditions of this Agreement, the number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board. The initial size of the Board following the effectiveness of this Agreement shall be set at six (6) directors.

For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including without limitation, all shares of the Common Stock and the Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 BOARD COMPOSITION. Each Stockholder agrees to vote, or cause to be voted, all of the Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, subject to Section 5, the following persons shall be elected to the Board:

(a) For so long as shares of the Series B Preferred Stock (including shares of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock) remain outstanding, one (1) person designated from time to time by the holders of shares of the Series B Preferred Stock representing at least a majority of the then outstanding shares of the Series B Preferred Stock (voting as a separate class) (“Series B Director”), who shall initially be Joseph Berardo;

(b) For so long as shares of the Series A Preferred Stock (including shares of the Common Stock issued or issuable upon conversion of the Series A Preferred Stock) remain outstanding, one (1) person designated from time to time by the holders of shares of the Series A Preferred Stock representing at least a majority of the then outstanding shares of the Series A Preferred Stock (voting as a separate class) (“Series A Director”, collectively with the Series B Director, the “Preferred Directors”), who shall initially be Ross Haghighat;

(c) One (1) person designated from time to time by the holders of a majority of the shares of the Common Stock, voting as a separate class, who shall be the Company’s Chief Executive Officer or another member of the Company’s management team, and who shall initially be Andrew Taylor (the “Management Director”), provided that, if for any reason the Management Director shall cease to serve as a member of the Company’s senior management team, each of the Stockholders shall promptly vote their respective Shares to (i) remove the former officer of the Company from the Board if such person has not resigned as a member of the Board; and (ii) elect a new member of the Company’s senior management team as the new Management Director; and

(d) The holders of the Common Stock and the Preferred Stock, voting as a single class on an as converted shares of the Common Stock basis, would be entitled to elect the remaining up to four (4) members of the Board, which positions shall initially be filled by David R. Fischell Ph.D., Tom Mendell and Victor Whitman.

To the extent that any of clauses (a) through (d) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Restated Certificate”).

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.3 FAILURE TO DESIGNATE A BOARD MEMBER. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

1.4 REMOVAL OF BOARD MEMBERS. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2(a), Section 1.2(b), Section 1.2(c) or Section 1.2(d) of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of at least a majority of the shares of stock, entitled under each such Section to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to any such Section is no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2(a), Section 1.2(b), Section 1.2(c) or Section 1.2(d) shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2(a), Section 1.2(b), Section 1.2(c) or Section 1.2(d) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Section 1, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 NO LIABILITY FOR ELECTION OF RECOMMENDED DIRECTORS. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 BOARD COMMITTEES. Each standing Board committee, if any, shall include at least one (1) of the Preferred Directors except to the extent each Preferred Director elects not to serve on any such committee.

2. VOTE TO INCREASE AUTHORIZED COMMON STOCK. Each Stockholder agrees to vote or cause to be voted all of the Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of the Common Stock from time to time to ensure that there will be sufficient shares of the Common Stock available for conversion of all of the shares of the Preferred Stock outstanding at any given time.

3. DRAG-ALONG RIGHT.

3.1 DEFINITIONS. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a Deemed Liquidation Event. A “Deemed Liquidation Event” shall have the meaning given to such term in the Restated Certificate and shall not include any SPAC Transaction or Reverse Merger with a Listed Entity.

3.2 ACTIONS TO BE TAKEN. In the event that (i) the Board and (ii) the holders of a majority of the shares of the Common Stock issued or issuable upon conversion of the then outstanding shares of the Preferred Stock held by the Investors (voting together as a single separate class and on an as-converted basis) (the “Electing Holders”) approve a Sale of the Company or a SPAC Transaction (as defined in the Restated Certificate) or a Reverse Merger (as defined in the Restated Certificate) with a Listed Entity (as defined in the Restated Certificate) in writing, specifying that this Section 3 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 3.3 below, each Stockholder and the Company hereby agree:

(a) if such transaction requires stockholder approval, with respect to all of the Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Restated Certificate required to implement such Sale of the Company) or such SPAC Transaction or Reverse Merger with a Listed Entity and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as proposed to be sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their Shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the other stockholders of the Company;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, transaction agreement, business combination agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity;

(e) to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity, or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company, such SPAC Transaction or Reverse Merger with a Listed Entity or this Agreement, or (y) alleging a breach of any fiduciary duty of the Board, the Electing Holders or any Affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company or or such SPAC Transaction or Reverse Merger with a Listed Entity, or the consummation of the transactions contemplated thereby;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that the Electing Holders, in connection with such Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

3.3 CONDITIONS. Notwithstanding anything to the contrary set forth herein, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company or such SPAC Transaction or Reverse Merger with a Listed Entity (the “Proposed Transaction”), unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder;

(b) such Stockholder is not required to agree (unless such Stockholder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Transaction (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Transaction);

(c) such Stockholder and its affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, the Company and/or other stockholders of the Company;

(d) the Stockholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(e) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Transaction in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Transaction, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(f) upon the consummation of the Proposed Transaction (i) each holder of each class or series of the capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Transaction, all holders of such capital stock will be given the same option, (ii) each holder of a series of the Preferred Stock will receive the same amount of consideration per share of such series of the Preferred Stock as is received by other holders in respect of their shares of such same series of the Preferred Stock, (iii) each holder of shares of the Common Stock will receive the same amount of consideration per share of the Common Stock as is received by other holders in respect of their shares of the Common Stock, and (iv) unless waived pursuant to the terms of the Restated Certificate and as may be required by law, the aggregate consideration receivable by all holders of shares of the Preferred Stock and the Common Stock shall be allocated among the holders of shares of the Preferred Stock and the Common Stock on the basis of the relative liquidation preferences to which the holders of the Preferred Stock and the holders of shares of the Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Transaction is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Transaction; provided, however, that, notwithstanding the foregoing provisions of this Section 3.3(f), if the consideration to be paid in exchange for the Shares held by the Key Holder or Investor, as applicable, pursuant to this Section 3.3(f) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Shares held by the Key Holder or Investor, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by the Key Holder or Investor, as applicable; and

(g) subject to clause (f) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Transaction, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 3.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

3.4 RESTRICTIONS ON SALES OF CONTROL OF THE COMPANY. No Stockholder shall be a party to any Stock Sale unless (a) all holders of the Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Liquidation Event pursuant to the terms of the Restated Certificate, elect to allocate the consideration differently by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

4. REMEDIES.

4.1 COVENANTS OF THE COMPANY. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2 IRREVOCABLE PROXY AND POWER OF ATTORNEY. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Company’s Chief Executive Officer, and a designee of the Electing Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding the size and composition of the Board pursuant to Section 1, votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company or a SPAC Transaction or a Reverse Merger with a Listed Entity pursuant to Section 3 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company or a SPAC Transaction or Reverse Merger with a Listed Entity pursuant to and in accordance with the terms and provisions of this Agreement or to take any action reasonably necessary to effect this Agreement. The power of attorney granted hereunder shall authorize the Company’s Chief Executive Officer to execute and deliver the documentation referred to in Section 3.2(c) on behalf of any party failing to do so within five (5) business days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 4.2 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3 SPECIFIC ENFORCEMENT. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4 REMEDIES CUMULATIVE. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. “BAD ACTOR” MATTERS.

5.1 DEFINITIONS. For purposes of this Agreement:

(a) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b) “Disqualified Designee” means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(c) “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d) “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

5.2 REPRESENTATIONS.

(a) Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that (i) such Person has exercised reasonable care to determine whether any Disqualification Event is applicable to such Person, any director designee designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to such Person, any Board member designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Notwithstanding anything to the contrary in this Agreement, each Investor makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such Investor solely by virtue of that Person being or becoming a party to (x) this Agreement, as may be subsequently amended, or (y) any other contract or written agreement to which the Company and such Investor are parties regarding (1) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (2) the investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) The Company hereby represents and warrants to the Investors that no Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

5.3 COVENANTS. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement covenants and agrees (i) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any director designee designated by such person is a Disqualified Designee, (iii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person’s knowledge, to such Person’s initial designee named in Section 1, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

6. TERM. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of: (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 3 and Section 4.2 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 and Section 4.2 hereof with respect to such Sale of the Company; (d) the consummation by the Company of a SPAC Transaction or a Reverse Merger with a Listed Entity, provided that the provisions of Section 3 and Section 4.2 hereof will continue after the closing of any such SPAC Transaction or a Reverse Merger with a Listed Entity to the extent necessary to enforce the provisions of Section 3 and Section 4.2 hereof with respect to such SPAC Transaction or a Reverse Merger with a Listed Entity; or (e) termination of this Agreement in accordance with Section 7.8 below.

7. MISCELLANEOUS.

7.1 ADDITIONAL PARTIES.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as EXHIBIT A attached hereto, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such Person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of the Preferred Stock described in Section 7.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the then outstanding capital stock of the Company (treating for this purpose all shares of the Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as EXHIBIT A attached hereto, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such Person shall be deemed a Stockholder for all purposes under this Agreement.

7.2 TRANSFERS. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as EXHIBIT A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 7.12.

7.3 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal courts sitting in the District of New Jersey or the state courts or Monmouth County, New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

7.5 COUNTERPARTS; ELECTRONIC TRANSMISSION. This Agreement may be executed in one or more counterparts and by facsimile or electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

7.6 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on SCHEDULE A or SCHEDULE B attached hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7. All communications shall be sent to the Company at 40 Christopher Way, Suite 201, Eatontown, New Jersey 07724, Attention: CEO, with a copy to Honigman LLP, Attention: Phillip D. Torrence, Esq., 650 Trade Centre Way, Suite 200, Kalamazoo, Michigan 49002, Telephone: 269-337-7702, Fax: 269-337-7703.

7.8 CONSENT REQUIRED TO AMEND, MODIFY, TERMINATE OR WAIVE. This Agreement may be amended, modified or terminated (other than pursuant to Section 6) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the Shares then held by the Key Holders; and (c) the holders of a majority of the shares of the Common Stock issued or issuable upon conversion of the then outstanding shares of the Preferred Stock held by the Investors (voting as a single separate class and on an as-converted basis). Notwithstanding the foregoing:

(a) this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b) the provisions of Section 1.2(a), Section 1.6, Section 3.3 and this Section 7.8(b) may not be amended, modified, terminated or waived without the written consent of the holders of shares of the Series B Preferred Stock representing at least a majority of the then outstanding shares of the Series B Preferred Stock (voting as a separate class);

(c) the provisions of Section 1.2(b), Section 1.6, Section 3.3 and this Section 7.8(c) may not be amended, modified, terminated or waived without the written consent of the holders of shares of the Series A Preferred Stock representing at least a majority of the then outstanding shares of the Series A Preferred Stock (voting as a separate class)

(d) the provisions of Section 1.2(c) and this Section 7.8(d) may not be amended, modified, terminated or waived without the written consent of holders of a majority of the Shares then held by the Key Holders;

(e) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination, or waiver either (i) is not directly applicable to the rights of the Key Holders hereunder; or (ii) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(f) SCHEDULE B attached hereto may be amended by the Company from time to time in accordance with Section 1 of the Purchase Agreement to add information regarding Additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto; and

(g) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination, or waiver effected in accordance with this Section 7.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, termination or waiver. For purposes of this Section 7.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

7.9 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10 SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 ENTIRE AGREEMENT. Upon the execution and delivery of this Agreement by the Company, the Key Holders holding a majority of the shares of the Common Stock then held by all of the Key Holders, the Existing Investors holding a majority of the shares of the Common Stock issued or issuable upon conversion of the then outstanding shares of the Preferred Stock held by the Existing Investors, the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.12 SHARE CERTIFICATE LEGEND. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 7.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13 STOCK SPLITS, STOCK DIVIDENDS, ETC. In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 7.12.

7.14 MANNER OF VOTING. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

7.15 FURTHER ASSURANCES. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

7.16 COSTS OF ENFORCEMENT. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.17 AGGREGATION OF STOCK. All of the Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.18 SPOUSAL CONSENT. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of EXHIBIT B attached hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

7.19 CONSENT TO ELECTRONIC NOTICE UNDER SECTION 232 OF THE DCGL. 7.20 Each Stockholder hereby consents to the delivery of stockholder notices by electronic transmission for all purposes and to the fullest extent permitted by law, including the fullest extent set forth in Section 232 of the Delaware General Corporation Law, as amended (the “DGCL”). Notices by electronic transmission shall be delivered to the Stockholders as follows: (a) if by electronic mail, such notices shall be sent to the electronic mail address previously provided by such Stockholder to the Company or to such other electronic mail address as shall be designated by such Stockholder in a written notice sent to the Attention of Brad Snow; and (b) if by posting on an electronic network, such notices shall be posted for at least five (5) business days on the Company’s website and such Stockholder shall be notified of such posting at least three (3) business days’ in advance either (i) by electronic mail complying as to delivery with the terms of this Section 7.7 above or (ii) by written notice to such Stockholder at the address set forth in the Company’s records. The consent provided by such Stockholder pursuant to this Section 7.19 applies to any and all notices required to be given to the Stockholder for any purpose, including under the DGCL and/or the Restated Certificate, as amended from time to time, the Company’s Bylaws or otherwise. The consent provided by such Stockholder pursuant to this Section 7.19 also applies to any and all notices required to be given to such Stockholder pursuant to the Purchase Agreement and the Transaction Agreements (as defined in the Purchase Agreement). All notices sent by electronic mail will be considered given and received as of and on the date of electronic transmission thereof. The consent provided by such Stockholder pursuant to this Section 7.19 shall survive the termination or amendment of this Agreement.

SIGNATURES ON THE FOLLOWING PAGES

This AMENDED AND RESTATED VOTING AGREEMENT is hereby executed as of the date first above written.

ANGEL MEDICAL SYSTEMS, INC.

By:	/s/ Ross Haghighat
Name:	Ross Haghighat
Title:	Executive Chairman

COMPANY SIGNATURE PAGE TO

AMENDED AND RESTATED VOTING AGREEMENT OF

ANGEL MEDICAL SYSTEMS, INC.

This AMENDED AND RESTATED VOTING AGREEMENT is hereby executed as of the date first above written.

THE INVESTORS:

INVESTOR SIGNATURE PAGE TO

AMENDED AND RESTATED VOTING AGREEMENT OF

ANGEL MEDICAL SYSTEMS, INC.

EXHIBIT A

[See Attached]

EXHIBIT A-1

EXHIBIT B

[See Attached]

EXHIBIT B-1